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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

        The following is a list of all subsidiaries of the Registrant.

Name	Jurisdiction of Incorporation
Cecil Federal Bank	Maryland
Subsidiaries of Cecil Federal Bank:
Cecil Service Corporation	Maryland
Cecil Financial Services Corporation	Maryland

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT